INDIVIDUAL RETIREMENT ACCOUNT TRUSTEE AGREEMENT

The following constitutes an agreement establishing an Individual Retirement Account (under Section 408(a) of the Internal Revenue Code) between the Depositor and the Trustee.


Form 5305               INDIVIDUAL RETIREMENT TRUST ACCOUNT
                (Under Section 408(a) of the Internal Revenue Code)
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                               INSTRUCTIONS
(Section references are to the Internal Revenue Code unless otherwise noted.)

Purpose of Form.
Form 5305 is a model trust account agreement that meets the requirements of section 408(a) and has been automatically approved by the IRS. An individual retirement account (IRA) is established after the form is fully executed by both the individual (Grantor) and the trustee and must be completed no later than the due date of the individual's income tax return for the tax year. Do not file Form 5305 with the IRS. Instead, keep it for your records. For more information on IRAs, including the required disclosure you can get from your trustee, get Pub. 590, Individual Retirement Arrangements (IRAs).

Definitions.
Trustee. The trustee must be a bank or savings and loan association, as defined in section 408(a) or any person who has the approval of the IRS to act as trustee ("Trustee").
Grantor. The Grantor is the person who establishes the Trust account. Identifying Number-The Grantor's social security number.

IRA for Nonworking Spouse.
Form 5305 may be used to establish the IRA trust for a nonworking spouse. Contributions to an IRA trust account for a nonworking spouse must be made to a separate IRA trust account established by the nonworking spouse.

                                 ARTICLE I

1.01 The Trustee may accept additional cash contributions on behalf of the Grantor for a tax year of the Grantor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in Section 402(c) (but only after December 31,1992), 403(a)(4),403(b)(8),408(d)(3), or an employer contribution to a simplified employee pension plan as described in Section 408(k). Rollover contributions before January 1, 1993, include rollovers described in
     Section 402(a)(5), 402(a)(6), 402(a)(7),403(a)(4),403(b)(8), 408(d)(3), or
     an employer contribution to a simplified employee pension plan as described in Section 408(k).
                                ARTICLE II

2.01 The Grantor's interest in the balance in the trust account is nonforfeitable.

                                ARTICLE III

3.01 No part of the trust funds may be invested in life insurance contracts, nor may the assets of the trust account be commingled with other property except in a common trust fund or common investment fund (within the meaning of Section 408(a)(5)).

3.02 No part of the trust funds may be invested in collectibles (within the meaning of section 408(m)) except as otherwise permitted by Section 408
      (m)(3) which provides an exception for certain gold and silver coins and coins issued under the laws of any state.

                                ARTICLE IV

4.01 Notwithstanding any provision of this agreement to the contrary, the distribution of the Grantor's interest in the trust account shall be made in accordance with the following requirements and shall otherwise comply with Section 408(a)(6) and Proposed Regulations Section 1.408-8, including the incidental death benefit provisions of Proposed Regulations
      Section 1.401(a)(9)-2, the provisions of which are incorporated by reference.

4.02 Unless otherwise elected by the time of distributions are required to begin to the Grantor under Section 4.03, or to the surviving spouse under
     Section 4.03, other than in the case of a life annuity, life expectancies shall be recalculated annually.
     Such election shall be irrevocable as to the Grantor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.

4.03 The Grantor's entire interest in the trust account must be, or begin to be, distributed by the Grantor's required beginning date, (April 1 following the calendar year end in which the Depositor reaches age 70 1/2). By that date, the Grantor may elect, in a manner acceptable to the trustee, to have the balance in the trust account distributed in:

     (a)  A single sum payment.

     (b) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the Grantor.

     (c) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the joint and last survivor lives of the Grantor and his or her designated beneficiary.

     (d) Equal or substantially equal annual payments over a specified period that may not be longer than the Grantor's life expectancy.

     (e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Grantor and his or her designated beneficiary.

4.04 If the Grantor dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

     (a) If the Grantor dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with
          Section 4.03.

     (b) If the Grantor dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the Grantor or, if the Grantor has not so elected, at the election of the beneficiary or beneficiaries, either

          (i) Be distributed by the December 31 of the year containing the fifth anniversary of the Grantor's death, or

          (ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Grantor's death. If, however, the beneficiary is the Grantor's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Grantor would have turned age 70 1/2.

     (c) Except where distribution in the form of an annuity meeting the requirements of Section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the Grantor's required beginning date, even though payments may actually have been made before that date.

     (d) If the Grantor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

4.05 In the case of a distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, divide the Grantor's entire interest in the trust as of the close of business on December 31 of the preceding year by the life expectancy of the Grantor (or the joint life and last survivor expectancy of the Grantor and the Grantor's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under
      Section 4.03, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Grantor and designated beneficiary as of their birthdays in the year the Grantor reaches age 70 1/2. In the case of a distribution in accordance with
      Section 4.04(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

4.06 The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement for another.

                                 ARTICLE V

5.01 The Grantor agrees to provide the Trustee with information necessary for the Trustee to prepare any reports required under Section 408(i) and Regulations Section 1.408-5 and 1.408-6.

5.02 The Trustee agrees to submit reports to the Internal Revenue Service and the Grantor prescribed by the Internal Revenue Service.

                                 ARTICLE VI

6.01 Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with Section 408(a) and related regulations will be invalid.

                                 ARTICLE VII

7.01 This agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the persons whose signatures appear below.

                                 ARTICLE VIII

8.01 Applicable Law: This Trust Agreement shall be governed by the laws of the state where the Trustee resides.
8.02 Annual Accounting: The Trustee shall, at least annually, provide the Grantor or Beneficiary (in the case of death) with an accounting of such Grantor's account. Such accounting shall be deemed to be accepted by the Grantor, if the Grantor or Beneficiary does not object in writing within 60 days after the mailing of such accounting statement.
8.03 Amendment: The Grantor irrevocably delegates to the Trustee the right and power to amend this Trust Agreement. Except as hereafter provided, the Trustee will give the Grantor 30 days prior written notice of any amendment. In case of a retroactive amendment required by law, the Trustee will provide written notice to the Grantor of the amendment within 30 days after the amendment is made, or if later, by the time that notice of the amendment is required to be given under regulations or other guidence provided by the IRS. The Grantor shall be deemed to have consented to any such amendment unless the Grantor notifies the Trustee to the contrary within 30 days after notice to the Grantor and requests a distribution or transfer of the balance in the account.
8.04  Registration and Removal of Trustee:
      (a) The Trustee may resign at any time by giving at least 30 days notice to the Grantor. The Trustee may resign and appoint a successor trustee or custodian to serve under this agreement or under another governing instrument selected by the successor trustee or custodian by giving the Grantor written notice at least 30 days prior to the effective date of such resignation and appointment, which notice shall also include a copy of such other governing instrument, if applicable, and the related disclosure statement. The Grantor shall then have 30 days from the date of such notice to either request a complete distribution of the account balance or designate a different successor trustee or custodian. If the Grantor does not request distribution of the account or designate a different successor within such 30 days, the Grantor shall be deemed to have consented to the appointment of the successor trustee or custodian and the terms of any new governing instrument, and neither the Grantor nor the successor shall be required to excecute any written document to complete the transfer of the account to the successor trustee or custodian. The successor trustee or custodian may rely on any information, including beneficiary designations, previously provided by the Grantor.
      (b) The Grantor may at any time remove the Trustee and replace the Trustee with a successor trustee or custodian of the Grantor's choice by giving 30 days written notice to the Trustee. In such event, the Trustee shall then deliver the assets of the account as directed by the Grantor. However, the Trustee may retain a portion of the assets of the IRA as a reserve for payment of any anticipated remaining fees and expenses, and shall pay over any remainder of this reserve to the successor trustee or custodian upon satisfaction of such fees and expenses.
8.05  Trustee's Fees and Expenses
      (a) The Grantor agrees to pay the Trustee any and all fees specified in the Trustee's current published fee schedule (listed below) for establishing and maintaining this IRA, including any fees for distributions from, transfers from, and terminations of this IRA. The Trustee may change its fee schedule at any time by giving the Grantor 30 days prior written notice.

      Trustee fee schedule:
        1. Annual maintenance fee - $10.00 per account
        2. Transfer to successor custodian - $10.00
        3. Distributions to participants
           - Premature distribution - $10.00
           - Lump-sum distribution - $10.00

      Extraordinary charges resulting from unusual administrative responsibilities not contemplated by this schedule will be subject to such additional charges as will resonably compensate the Trustee for the services performed.
      (b) All such fees, taxes, and other administrative expenses charged to the account shall be collected either from the assets in the account or from any contributions to or distributions from such account if not paid by the Grantor, but the Grantor shall be responsible for any deficiency.
      (c) In the event that for any reason the Trustee is not certain as to who is entitled to receive all or part of the Trust Funds, the Trustee reserves the right to withhold any payment from the Trust, to request a court ruling to determine the disposition of the Trust assets, and to charge the Trust for any expenses incurred in obtaining such legal determination.
8.06 Withdrawal Requests: All requests for withdrawal shall be in writing on the form provided by the Trustee. Such written notice must also contain the reason for the withdrawal and the method of distribution being requested.
8.07  Age 70 1/2 Default Provisions:
      (a) Unless the Trustee (or the Grantor, if the Trustee permits) elects otherwise, life expectancies for purposes of calculating the required minimum distribution shall not be recalculated.
      (b) If the Grantor does not choose any of the distribution methods under Section 4.03 of this Trust Agreement by April 1st following the calendar year in which he/she reaches age 70 1/2, distribution shall be made to the Grantor based on such Grantor's single life expectancy.
8.08 Death Benefit Default Provisions: Unless the Trustee (or the Beneficiary, if the Trustee permits) elects otherwise, life expect-ancies for purposes of calculating the required minimum death distribution shall not be recalculated. If the Grantor dies before his or her required beginning date and the beneficiary does not select a method of distribution described in section 4.04 (b)(i) or (ii) by December 31st following the year of death, then distributions will be made pursuant to proposed regulation 1.401(a)(9)-1.
8.09 Responsibilities: Grantor agrees that all information and instructions given to the Trustee by the Grantor is complete and accurate and that the Trustee shall not be responsible for any incomplete or inaccurate information provided by the Grantor or Grantor's beneficiary (ies). Grantor agrees to be responsible for all tax consequences arising from contributions to and distributions from this Trust Account and acknowledges that no tax advice has been provided by the Trustee.
8.10 Designation of Beneficiary: Except as may be otherwise required by State law, in the event of the Grantor's death, the balance in the account shall be paid to the beneficiary or beneficiaries designated by the Grantor on a beneficiary designation acceptable to and filed with the Trustee. The Grantor may change the Grantor's beneficiary or beneficiaries at any time by filing a new beneficiary designation with the Trustee. If no beneficiary designation is in effect, if none of the named beneficiaries survive the Grantor, or if the Trustee cannot locate any of the named beneficiaries after reasonable search, any balance in the account will be payable to the Grantor's estate.
                                ARTICLE IX
                       SELF-DIRECTED IRA PROVISIONS

9.01 Investment of Contributions: At the direction of the Grantor (or the direction of the beneficiary upon the Grantor's death), the Trustee shall invest all contributions to the account and earnings thereon in investments acceptable to the Trustee, which may include marketable securities traded on a recognized exchange or "over the counter" (excluding any securities issued by the Trustee), covered call options, certificates of deposit, and other investments to which the Trustee consents, in such amounts as are specifically selected and specified by Grantor in orders to the Trustee in such form as may be acceptable to the Trustee, without any duty to diversify and without regard to whether such property is authorized by the laws of any jurisdiction as a trust investment. The Trustee shall be responsible for the excecution of such orders and for maintaining adequate records thereof. However, if any such orders are not received as required, or, if received, are unclear in the opinion of the Trustee, all or a portion of the contribution may be held uninvested without liability for loss of income or appreciation, and without liability for interest pending receipt of such orders or clarification, or the contribution may be returned. The Trustee may, but need not, establish programs under which cash deposits in excess of a minimum set by it will be periodically and automatically invested in interest-bearing investment funds.
      The Trustee shall have no duty other than to follow the written investment directions of the Grantor, and shall be under no duty to question said instructions and shall not be liable for any investment losses sustained by the Grantor.
9.02 Registration: All assets of the account shall be registered in the name of the Trustee or of a suitable nominee. The same nominee may be used with respect to assets of other investors whether or not held under agreements similar to this one or in any capacity whatsoever. However, each Grantor's account shall be separate and distinct; a separate account therefor shall be maintained by the Trustee, and the assets thereof shall be held by the Trustee in individual or bulk segregation either in the Trustee's vaults or in depositories approved by the Securities and Exchange Commission under the Securities Exchange Act of 1934.
9.03 Investment Advisor: The Grantor may appoint an Investment Advisor, qualified under Section 3(38) of the Employee Retirement Income Security Act of 1974, to direct the investment of his IRA. The Grantor shall notify the Trustee in writing of any such appointment by providing the Trustee a copy of the instruments appointing the Investment
      Advisor and evidencing the Investment Advisor's acceptance of such appointment, an acknowledgement by the Investment Advisor that it is a fiduciary of the account, and a certificate evidencing the Investment Advisor's current registraton under the Investment Advisor's Act of 1940. The Trustee shall comply with any investment directions furnished to it by the Investment Advisor, unless and until it receives written notification from the Grantor that the Investment Advisor's appointment has been terminated. The Trustee shall have no duty other than to follow the written investment directions of such Investment Advisor and shall be under no duty to question said instructions, and the Trustee shall not be liable for any investment losses sustained by the Grantor.
9.04 No Investment Advice: The Trustee does not assume any responsibility for rendering advice with respect to the investment and reinvestment of Grantor's account and shall not be liable for any loss which results from Grantor's exercise of control over his account. The Trustee and Grantor may specifically agree in writing that the Trustee shall render such advice, but the Grantor shall still have and exercise exclusive responsibility for control over the investment of the assets of his account, and the Trustee shall not have any duty to question his investment directives.
9.05 Prohibited Transactions: Notwithstanding anything contained herein to the contrary, the Trustee shall not lend any part of the corpus or income of the account to; pay any compensation for personal services rendered to the account to; make any part of its services available on a preferential basis to; acquire for the account any property, other than cash, from; or sell any property to, any Grantor, any member of a Grantor's family, or a corporation controlled by any Grantor through the ownership, directly or indirectly, of 50 percent or more of the total combined voting power of all classes of stock entitled to vote, or of 50 percent or more of the total value of shares of all classes of stock of such corporation.
9.06 Unrelated Business Income Tax: If the Grantor directs investment of the account in any investment which results in unrelated business taxable income, it shall be the responsibiliity of the Grantor to so advise the Trustee and to provide the Trustee with all information necessary to prepare and file any required returns or reports for the account.
      As the Trustee may deem necessary; and at the Grantor's expense, the Trustee may request a taxpayer identificaton number for the account, file any returns, reports, and applications for extension, and pay any taxes or estimated taxes owed with respect to the account. The Trustee may retain suitable accountants, attorneys, or other agents to assist it in performing such responsibilities.
9.07 Disclosures and Voting: The Trustee shall deliver or cause to be executed and delivered to Grantor all notices, prospectuses, financial statements, proxies and proxy soliciting materials relating to assets credited to the account. The Trustee shall not vote any shares of stock or take any other action, pursuant to such documents, with respect to such assets except upon receipt by the Trustee of adequate written instructions from Grantor.
9.08  Miscellaneous Expenses: In addition to those expenses set out in section 8.05 of this plan, the Grantor agrees to pay any and all expenses incurred by the trustee in connection with the investment of the account, including expenses of preparation and filing any returns and reports with regard to unrelated business income, including taxes and estimated taxes, as well as any transfer taxes incurred in connection with the investment or reinvestment of the assets of the account.
9.09 Nonbank Trustee Provision: If the Trustee is a nonbank trustee, the Grantor shall substitute another trustee or custodian in place of the Trustee upon receipt of notice from the Commissioner of the Internal Revenue Service or his delegate that such substitution is required because the Trustee has failed to comply with the requirements of Income Tax Regulations Section 1.408-2(e), or is not keeping such records, making such returns, or rendering such statements as are required by applicable law, regulations, or other rulings. The successor trustee or custodian shall be a bank, insured credit union, or other person satisfactory to the Secretary of the Treasury pursuant to Secion 408(a)(2) of the Code. Upon receipt by the Trustee of written acceptance by its successor or such successor's appointment, Trustee shall transfer and pay over to such successor the assets of the account (less amounts retained pursuant to Section
      8.04 of the Trust Agreement) and all records (or copies thereof) of the Trustee pertaining thereto, provided that the successor trustee or custodian agrees not to dispose of any such records without the Trustee's consent.